NEWS RELEASE for April 30, 2009 7:30am EDT

Contact:	National Technical Systems Raffy Lorentzian, Sr. V.P. & C.F.O. Tel: (818) 591-0776
Executive Office 24007 Ventura Boulevard Calabasas, California 91302

NATIONAL TECHNICAL SYSTEMS REPORTS

FOURTH QUARTER AND FISCAL YEAR-END 2009 RESULTS

Calabasas, CA – April 30, 2009 –National Technical Systems Inc. (NASDAQ: NTSC) (NTS), a leading provider of engineering and evaluation services, announced today results for its fourth quarter and fiscal year ended January 31, 2009.

Net income for fiscal year 2009 increased 39.2% to $3,640,000, compared to $2,615,000 for the same period in the prior year with corresponding diluted earnings per share of $0.38 for the current year compared to $0.28 for the prior year. Net income from continuing operations for fiscal year 2009 increased by 14.0% to $2,978,000, compared to $2,612,000 in the prior year with corresponding diluted earnings per share of $0.31 for the current year compared to $0.28 for the prior year. Net income from discontinued operations for fiscal year 2009 was $662,000 compared to $3,000 for the same period in the prior year, with corresponding diluted earnings per share of $0.07 for the current year compared to $0.00 for the prior year.

Total revenues for fiscal year 2009 increased 18.8% to $119.9 million, from $100.9 million for the same period in the prior year. Operating income for fiscal year 2009 increased 25.7% to $7,470,000, compared to $5,941,000 for the same period in the prior year. Income before income taxes and minority interest for fiscal year 2009 increased 22.6% to $5,402,000, compared to $4,405,000 for the same period in the prior year.

During the fourth quarter of fiscal 2009, the Company sold certain contracts and assets from its Technical Solutions segment that were associated with information technology services and realized a pre-tax gain of $2,447,000. The Company also closed its Santa Rosa facility in the fourth quarter of fiscal 2009 due to a substantial decrease in its inter-operability testing business. This decision resulted in a net pre-tax loss of $1,669,000. The net after tax income from these two events was $421,000 or $0.04 per share. This amount was included in income (loss) from discontinued operations. Additionally, all related operating income or loss for the fourth quarter and year ended January 31, 2009 were extracted from continuing operations and are included in income (loss) from discontinued operations. Prior year results were reclassified to conform to the current year presentation.

“Fiscal 2009 was an excellent year for National Technical Systems, despite the current economic environment. As the largest independent test and engineering company in the U.S., we have been expanding the NTS footprint and continue to provide our customers improved product support and quality service,” said CEO William C. McGinnis. “This year we acquired two companies, Elliott Laboratories, Inc. and International

Management Systems, Inc. (IMS). Elliott Laboratories is a leading electromagnetic compatibility (EMC), product safety and wireless regulatory testing laboratory with two full-service facilities in Northern California. The addition of Elliott Laboratories to the NTS organization creates one of the largest independent providers of EMC design, test and evaluation services in North America. IMS, located in Tampa, Florida, has been in business for over ten years and is well branded in the registration industry. The IMS location provides NQA a strategic presence for the support of its current and new customers in the Southeast region of the United States”.

McGinnis added, “We experienced some challenges in the fourth quarter due to the adverse economic conditions, including the bankruptcy of a major client and a downturn in orders, both causing an impact on earnings. As a result, I believe the first quarter of fiscal 2010 will also be impacted negatively. Although uncertainty associated with the current economic environment continues, we remain cautiously optimistic regarding the outlook for the remainder of fiscal 2010, as we have expanded our capabilities through investment in new equipment and new technologies and continue the development of our engineering services business.”

Net income for fiscal 2009 fourth quarter decreased 2.6% to $607,000, compared to $622,000 for the same period in the prior year, with corresponding diluted earnings per share of $0.06 for the current period compared to $0.07 for the same period in the prior year. Net income from continuing operations for fiscal 2009 fourth quarter decreased 66.9% to $216,000, compared to $651,000 for the same period in the prior year with corresponding diluted earnings per share of $0.02 for the current period compared to $0.07 for the same period in the prior year. Net income from discontinued operations for fiscal 2009 fourth quarter increased $420,000 to $391,000, compared to a loss of $29,000 for the same period in the prior year, with corresponding diluted earnings per share of $0.04 for the current period compared to $0.00 for the same period in the prior year.

Net income from continuing operations was impacted by higher bad debt expense in the fourth quarter due to the bankruptcy of a major customer and higher taxes in the current period.

The Company’s balance sheet had a strong cash balance of $9,364,000 at January 31, 2009, which represents an increase of $6,501,000 from the prior year-end balance. Shareholder’s equity increased by $5,896,000 to $43,251,000.The Company’s operating cash flow for fiscal 2009 was $11,255,000 and capital expenditures for the year were $6,417,000, providing free cash flow of $4,838,000 compared to $922,000 free cash flow in the prior year.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a leading provider of engineering and evaluation services to the defense, aerospace, telecommunications, automotive and high technology markets. Through a world-wide network of resources, NTS provides full product life-cycle support, offering world class design engineering, compliance, testing, certification, quality registration and program management. For additional information about NTS, visit our website at www.ntscorp.com or call 800-270-2516.

Cautionary Note Regarding Forward-Looking Statements:

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings, and in particular its Annual Report on Form 10-K. Actual results, events and performance may differ materially, including the continuing demand for personal protection equipment and the testing of same. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

NATIONAL TECHNICAL SYSTEMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2009	2008	2009	2008

Net revenues	$30,344,000	$25,478,000	$119,920,000	$100,857,000
Cost of sales	23,010,000	19,322,000	87,839,000	74,634,000
Gross profit	7,334,000	6,156,000	32,081,000	26,223,000

Selling, general and administrative expense	6,330,000	5,011,000	24,655,000	20,424,000
Equity income from non-consolidated subsidiary	(37,000)	(79,000)	(44,000)	(142,000)
Operating income	1,041,000	1,224,000	7,470,000	5,941,000
Other income (expense):
Interest expense, net	(382,000)	(570,000)	(2,053,000)	(1,950,000)
Other income (expense), net	(67,000)	293,000	(15,000)	414,000
Total other expense, net	(449,000)	(277,000)	(2,068,000)	(1,536,000)

Income from continuing operations before income taxes and minority interest	592,000	947,000	5,402,000	4,405,000
Income taxes	344,000	258,000	2,342,000	1,709,000

Income from continuing operations before minority interest	248,000	689,000	3,060,000	2,696,000
Minority interest	(32,000)	(38,000)	(82,000)	(84,000)

Income from continuing operations	216,000	651,000	2,978,000	2,612,000

Income (loss) from discontinued operations, net of tax	391,000	(29,000)	662,000	3,000

Net income	$607,000	$622,000	$3,640,000	$2,615,000

Basic earnings per common share
Income from continuing operations	$0.02	$0.07	$0.33	$0.30
Income from discontinued operations	0.04	—	0.07	—
Net income	$0.07	$0.07	$0.40	$0.30

Diluted earnings per common share
Income from continuing operations	$0.02	$0.07	$0.31	$0.28
Income from discontinued operations	0.04	—	0.07	—
Net income	$0.06	$0.07	$0.38	$0.28

Weighted average common shares outstanding	9,299,000	8,834,000	9,141,000	8,795,000
Dilutive effect of stock options and nonvested shares	296,000	695,000	456,000	662,000

Weighted average common shares outstanding, assuming dilution	9,595,000	9,529,000	9,597,000	9,457,000